Exhibit 10.1

Execution Copy

Up to $200,000,000

CREDIT AGREEMENT

Dated as of August 25, 2025

Between

HUT 8 MB ONE LLC

as Borrower

HUT 8 MINING HOLDING CORP.

as Pledgor

and

TWO PRIME LENDING LIMITED

as Lender and Administrative Agent

Table of Contents

		Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.	Certain Defined Terms	1
SECTION 1.02.	Computation of Time Periods	11
SECTION 1.03.	Terms Generally	11

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.	The Loans	12
SECTION 2.02.	Making the Loans	12
SECTION 2.03.	Repayment and Prepayment	12
SECTION 2.04.	Interest	13
SECTION 2.05.	Default Interest	13
SECTION 2.06.	Collateral Adjustments	14
SECTION 2.07.	Illegality	15
SECTION 2.08.	Payments and Computations	15
SECTION 2.09.	Taxes	16
SECTION 2.10.	Evidence of Debt	17

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.	Conditions Precedent to Effectiveness	17
SECTION 3.02.	Conditions Precedent to each Borrowing	18

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Borrower	18

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01.	Affirmative Covenants	21
SECTION 5.02.	Negative Covenants	24

Exhibits

Exhibit A - Form of Notice of Borrowing

Exhibit B - Form of Pledge Agreement

Exhibit C - Form of Margin Ratio Breach Notice

Exhibit D - Form of Margin Funding Notice

Schedule 1 - Authorized Borrower Contacts for Notices

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of August 25, 2025, is between HUT 8 MB ONE LLC, a Delaware limited liability company (the “Borrower”), HUT 8 MINING HOLDING CORP., a corporation formed and existing under the laws of the Province of British Columbia, Canada (“Pledgor”), and TWO PRIME LENDING LIMITED, a limited company formed under the laws of the British Virgin Islands (“Two Prime”), as Lender and Administrative Agent, in consideration of the mutual covenants and agreements herein contained, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.                 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Actual Margin Ratio” means, at any time, the ratio (expressed as a percentage) of (a) the Prevailing Market Value of the Collateral at such time, to (b) the aggregate principal amount of the Loan outstanding at such time.

“Account Control Agreement” means the Account Control Agreement, dated August 25, 2025, between the Pledgor, the Administrative Agent and the Custodian, as amended or otherwise modified from time to time.

“Additional Collateral” has the meaning given to it in Section 2.06(a)(i).

“Administrative Agent” means Two Prime.

“Adverse Proceeding” means, with respect to any Person, any action, suit, proceeding, notice, demand, hearing (in each case, whether administrative, judicial or otherwise), investigation, inquiry or arbitration (whether or not purportedly on behalf of such Person or any of its Affiliates) at law or in equity, or before, by, or relating to any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of such Person or any of its Affiliates, threatened against or affecting such Person or any of its Affiliates or any property of such Person or any of its Affiliates.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Agent” means the Administrative Agent.

“Anti-Corruption Laws” means all laws, rules, regulations and requirements of any jurisdiction, as amended from time to time, concerning or relating to bribery, money laundering or corruption, including, without limitation, the FCPA, and all other applicable anti-bribery and corruption laws.

“Anti-Money Laundering Laws” means any Laws concerning or relating to money laundering, terrorist financing, or financial recordkeeping and reporting, including the Money Laundering Control Act of 1986 and the PATRIOT Act.

“Applicable Accounting Rules” means United States Generally Accepted Accounting Principles.

“Applicable Law” means, with respect to any Person, collectively, all international, foreign, federal, state, provincial, territorial and local laws, statutes, treaties, rules, guidelines, regulations, orders, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case applicable to such Person.

“Availability Period” means the period from (and including) the Effective Date to (but not including) the Maturity Date.

“Blocking Event” means:

(a)           a Default has occurred and is continuing;

(b)          the Loan has become due and payable pursuant to Section 2.03;

(c)           the Lender has notified the Borrower that an event referred to in Section 2.07 has occurred; or

(d)          a Margin Funding Notice has been delivered pursuant to Section 2.06(a) but the required Additional Collateral has not been delivered.

“Borrowing” means the borrowing consisting of a Loan made by the Lender.

“Business Day” means a day of the year (other than a Saturday or Sunday) on which banks are not required or authorized by law to close in New York, New York.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Code” means the Internal Revenue Code of 1986 of the United States of America.

“Collateral” has the meaning given to it in the Pledge Agreement.

“Collateral Account” means an account titled “CM - Two Prime Lending Limited - Hut 8 Mining Holding Corp.” with the Custodian, subject to the Account Control Agreement.

“Collateral Documents” means the Pledge Agreement, the Account Control Agreement and any other agreement or document that creates or purports to create a Lien on property of the Borrower in favor of the Administrative Agent.

“Commitment” means $200,000,000 to the extent not cancelled or reduced by the Borrower or the Lender pursuant to this Agreement.

“Confidential Information” means information relating to the Borrower or any of its businesses that the Borrower furnishes to the Lender, other than any such information that is or becomes generally available to the public or that is or becomes available to the Lender, the Administrative Agent on a non-confidential basis prior to disclosure by the Borrower or any Affiliate thereof.

“Constituent Documents” means (a) with respect to any Person, (i) if such other Person is a corporation, its articles of incorporation, amalgamation, arrangement or continuance and the bylaws (or equivalent or comparable constitutive documents with respect to such Person’s jurisdiction of organization), (ii) if such other Person is a limited liability company, the certificate of formation or articles of formation or organization and operating agreement, and (iii) if such other Person is a partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Contractual Obligation” means, as applied to any Person, any provision of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Custodian” means BitGo Trust Company, Inc. and its permitted designees.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with Applicable Accounting Rules, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of hedge agreements or repurchase agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Drawdown Date” means the date on which a Loan is disbursed to the Borrower pursuant to Section 2.01.

“Effective Date” has the meaning specified in Section 3.01.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Borrower shall continue to be considered an ERISA Affiliate of the Borrower within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower and with respect to liabilities arising after such period for which Borrower could be liable under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower or any of its Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Borrower or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on the Borrower or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against the Borrower or any of its ERISA Affiliates in connection with any Pension Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) with respect to any Pension Plan, the imposition of a Lien on the Borrower or any of its ERISA Affiliates pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code.

“Event of Default” has the meaning specified in Section 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, capital taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) withholding Taxes imposed on amounts payable to or for the account of the Recipient with respect to an applicable interest on a loan or commitment hereunder pursuant to a law in effect on the date on which the Recipient acquires an interest in such loan or commitment pursuant to an assignment or changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to the Recipient’s assignor immediately before the Recipient became a party to this Agreement or to the Recipient immediately before it changed its lending office; and (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(e).

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time.

“Final Maturity Date” means the date that is 364 days after the first Drawdown Date hereunder.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Collateral is subject to no Liens other than Permitted Liens.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, whether federal, state, provincial, territorial, local or foreign, including any supra-national bodies, any public international organizations, such as the World Bank and the IMF, and any other entity (private or public) charged with the regulation of the financial markets (including central banks).

“Improper Payment” has the meaning given to it in Section 4.01(n)(iii).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Margin Ratio” means 160%.

“Insolvency Event” means, with respect to any Person, such Person shall (i) generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally; or (ii) make a general assignment for the benefit of creditors; or any proceeding shall be initiated or instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors (including pursuant to proceedings under the United States Bankruptcy Code and provisions of corporate statutes that provide for a stay of proceedings), or seeking the entry of an order for relief or stay, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding initiated or instituted against it (but not initiated or instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) or more days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (iii) take any corporate action to authorize any of the foregoing.

“Interest Period” means the period commencing on the Drawdown Date to and excluding the first day of the calendar quarter falling immediately after the Drawdown Date and, thereafter, each subsequent three (3) month period commencing on the first day of each calendar quarter; provided, however, that if the Maturity Date would otherwise occur during an Interest Period, such Interest Period shall end on such date with respect to the outstanding principal amount of the Loan.

“Laws” means, collectively, all international, foreign, Federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority, self-regulatory organization, market, exchange, or clearing facility charged with the enforcement, interpretation or administration thereof, and all applicable Orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, self-regulatory organization, market, exchange, or clearing facility, in each case whether or not having the force of law.

“Lender” means Two Prime.

“Lending Office” means the office of the initial Lender specified as its “Lending Office” opposite its name on the signature pages below, and with respect to any other Lender, the office of such Lender specified as its “Lending Office” pursuant to which such Lender became a Lender, or such other office of the Lender as the Lender may from time to time specify to the Administrative Agent.

“Lien” means any lien, mortgage, pledge, charge or other security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquidation Margin Ratio” means 125%.

“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01(a).

“Loan Document” means any of (a) this Agreement, (b) the Collateral Documents and (c) all other documents, certificates, instruments or agreements executed and delivered by or on behalf of the Borrower or the Pledgor for the benefit of any Agent or the Lender in connection herewith on or after the date hereof.

“Margin Ratio Breach Notice” means a notice delivered upon the Actual Margin Ratio being equal to or less than the Liquidation Margin Ratio pursuant to Section 2.03(d), substantially in the form of Exhibit C.

“Margin Funding Deadline” means, with respect to any Margin Funding Notice delivered pursuant to Section 2.06(a)(i) hereof or any Subsequent Margin Funding Notice delivered pursuant to Section 2.06(a)(ii), in each case, no earlier than twenty-four (24) hours after receipt by the Borrower of such Margin Funding Notice or Subsequent Margin Funding Notice.

“Margin Funding Notice” means a notice delivered by the Administrative Agent pursuant to Section 2.06(a)(i), substantially in the form of Exhibit D.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, operations, or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lender under any Loan Document, (c) the ability of the Borrower to perform its obligations under any Loan Document to which it is a party, (d) the legality, validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender, the Administrative Agent thereunder, or (e) the priority or perfection of any Lien granted or purported to be granted under any Collateral Document.

“Maturity Date” means the earliest of: (i) the Final Maturity Date, and (ii) the date on which the Loan becomes due and payable following the occurrence of a Default or an Event of Default or pursuant to Section 2.03(c), Section 2.03(b) or Section 2.07 or otherwise pursuant to this Agreement.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA that is contributed to or required to be contributed to by the Borrower or any of its ERISA Affiliates.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” means all obligations of every nature of the Borrower, including obligations from time to time owed to Administrative Agent, Lender or any of them, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” means any order, writ, judgment, injunction, decision, decree, edict, stipulation, ruling, subpoena, verdict, determination or award, whether preliminary or final, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Authority.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is sponsored, maintained or contributed to, or required to be contributed to, by the Borrower or any of its ERISA Affiliates (other than a Multiemployer Plan) and is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted Liens” means the Liens permitted under this Agreement pursuant to Section 5.02(a)(i) through (iv).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof, or any other entity.

“Pledgor” has the meaning set forth in the introduction to this Agreement.

“Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, between Pledgor and Administrative Agent, in the form set forth in Exhibit B attached hereto.

“Prevailing Market Value” means the price of Bitcoin (BTC) as determined by the Administrative Agent in reference to Coinbase exchange and confirmed by written notice to the Borrower.

“Recipient” means the Administrative Agent or the Lender.

“Release Margin Ratio” means 190%.

“Release Request Notice” has the meaning given to it in Section 2.06(b).

“Relevant Jurisdiction” means, in respect of any person:

(a)         its jurisdiction of incorporation or, if not incorporated, the jurisdiction under whose laws it is established;

(b)         any jurisdiction where any asset subject to or intended to be subject to the Lien to be created by the Collateral Documents is situated or any jurisdiction the laws of which are the governing law of such asset;

(c)         in the case of the Borrower, any jurisdiction where the Borrower conducts its business; and

(d)        each jurisdiction whose laws govern a Loan Document to which it is party or the creation or granting of any Collateral Documents entered into by it or the perfection of any Lien.

“Restricted Party” means any Person that is, or any Person directly or indirectly owned or controlled by, or acting on behalf of any Person that is: (i) listed on any Sanctions List; (ii) resident, operating, located, or organized under the laws of any Sanctioned Jurisdiction; (iii) a government of any Sanctioned Jurisdiction; or (iv) otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a person subject to the jurisdiction of a Sanctions Authority would be prohibited or restricted by that Sanctions Authority from engaging in trade, business, or other activities).

“Risk Transfer” means the entry into one or more hedging, risk participation, derivative or similar transactions (howsoever described or documented).

“Sanctioned Jurisdiction” means, at any time, a country, a territory or region that is, or whose government is, the subject or target of any Sanctions.

“Sanctions” means economic, trade or financial sanctions, requirements, or embargoes imposed, administered, or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the United States (including, without limitation, OFAC and the U.S. Department of State), Canada, the United Kingdom (including, without limitation, His Majesty’s Treasury), the European Union and any EU member state, the United Nations Security Council, and any other relevant sanctions authority.

“Sanctions List” means any list maintained by, or public announcement of Sanctions designation made by, any Sanctions Authorities, including but not limited to the List of Specially Designated Nationals and Blocked Persons and the Sectoral Sanctions Identifications Lists maintained by OFAC, the Consolidated United Nations Security Council Sanctions List, the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury, and the European Union’s lists of restrictive measures against persons and entities issued pursuant to Council Regulation (EC) No. 881/2002 of 27 May 2002, Council Regulation (EC) No. 2580/2001 of 27 December 2001 and Council Common Position 2005/725/CFSP of 17 October 2005, each as amended, supplemented or substituted from time to time.

“Secured Parties” has the meaning assigned to that term in the Pledge Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is not otherwise an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada). The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsequent Margin Funding Notice” has the meaning given in Section 2.06(a)(ii).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding; provided, that, with respect to the Borrower, “Subsidiary” shall be deemed to exclude Hut 8 Energy Holdings Inc., an Ontario corporation, and its Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including, without limitation, backup withholding and value-added tax), assessments, fees or other charges imposed by any Governmental Authority, irrespective of the manner in which they are collected or assessed, including any interest, additions to tax or penalties applicable thereto.

“Top Up Margin Ratio” means 135%.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unenforceability Event” has the meaning given in Section 2.03(b).

“United States” or “U.S.” means the United States of America.

“U.S. Dollars” and “$” means the lawful currency of the United States.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02.                 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.03.                 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.                 The Loans.

(a)           The Lender agrees on the terms and conditions hereinafter set forth herein, to make available Loans to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount that will not result in (i) the aggregate principal amount of all Loans exceeding the Commitment or (ii) the Actual Margin Ratio to be equal to or less than the Liquidation Margin Ratio. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

(b)           The Borrower may, upon notice to the Administrative Agent, terminate the unused portion of the Commitment, or from time to time reduce the unused Commitment; provided that (i)   each such notice shall be in writing and must be received by the Administrative Agent at least two Business Days prior to the effective date of such termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or a larger multiple of $100,000 and (iii) the Borrower shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate principal amount of all Loans would exceed the Commitment. Unless previously terminated, the Lender’s Commitment shall automatically and permanently expire at the close of business (New York City time) on the Final Maturity Date.

SECTION 2.02.                 Making the Loans.

(a)           Each disbursement shall be made on notice given not later than 11:00 a.m. (New York City time) one (1) Business Day prior to the date of the proposed Borrowing, by the Borrower to the Lender. Each notice of Borrowing (a “Notice of Borrowing”) shall be in writing, by e-mail, in substantially the form of Exhibit A hereto, specifying therein the requested date of the Borrowing. Upon fulfillment of the applicable conditions set forth in Article III, the Lender will make the funds available to the Borrower in an account designated by the Borrower in the Notice of Borrowing.

(b)           A Notice of Borrowing shall be irrevocable and binding on the Borrower.

(c)           With effect on and from the first date of the Interest Period commencing immediately following the occurrence of each Drawdown Date, the Borrowing on such Drawdown Date will be consolidated into the Loan outstanding prior to such Drawdown Date and treated as a single Loan.

SECTION 2.03.                 Repayment and Prepayment.

(a)           Unless a prepayment in full under this Section 2.03 or Section 2.07, has occurred, the Borrower shall repay to the Lender the entire outstanding amount of the Loan on the Final Maturity Date.

(b)           The Borrower may prepay the Loans in whole or in part, without premium or penalty, at any time prior to the Final Maturity Date upon at least three (3) Business Days’ prior written notice to the Administrative Agent or such other prior notice as may be agreed to by the Administrative Agent in writing.

(c)           If the Liens on the Collateral created under the Collateral Documents cease to be enforceable First Priority Liens in favor of the Lender (except to the extent expressly permitted thereunder) (“Unenforceability Event”), the Lender shall give notice thereof to the Borrower, and the Borrower shall within three (3) Business Day of receipt of such notice prepay in full the then outstanding and unpaid principal amount of the Loan plus any other amounts owing to the Lender under the Loan Documents.

(d)           The Borrower may voluntarily prepay the outstanding Loans in whole at any time without prior notice within thirty (30) days after the occurrence of (i) the Custodian failing to maintain its registration in good standing with the South Dakota Division of Banking and registered as a Money Services Business with the Financial Crimes Enforcement Network, (ii) the Administrative Agent, the Lender or the Custodian ceasing, or announcing its intention to cease, conducting business in its jurisdiction of operation, or (iii) an Insolvency Event occurs with respect to the Administrative Agent, the Lender or the Custodian.

(e)           If at any time (whether or not it is a Business Day or within normal business hours) the Actual Margin Ratio is equal to or less than the Liquidation Margin Ratio, the Administrative Agent may deliver a Margin Ratio Breach Notice to the Borrower (which may be by e-mail), with a copy to each party hereto and the Borrower shall within 24 hours of receipt of such notice prepay in full the then outstanding and unpaid principal amount of the Loan plus any other amounts owing to the Lender under the Loan Documents.

(f)            If the Loan is to be repaid or prepaid by the Borrower at any time prior to the Final Maturity Date, any such repayment or prepayment shall be accompanied by payment of accrued interest to the date of such repayment or prepayment on the principal amount repaid or prepaid.

SECTION 2.04.                 Interest.

(a)            The Borrower shall pay interest on the unpaid outstanding principal amount of the Loan owing to the Lender from the first Drawdown Date until such principal amount shall be paid in full, at a rate per annum for each day equal to 7.99%, payable in arrears on the day falling five (5) Business Days after the last day of each Interest Period and on the date on which the Loan or any portion thereof shall be paid in full.

(b)           All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.05.                 Default Interest.

(a)           (i) If the Borrower fails to pay any principal of, or any interest on, the Loan, or make any other payment of other amounts under this Agreement or any Loan Document, in each case, when the same becomes due and payable or (ii) upon the occurrence and during the continuance of any Event of Default, the Lender may require the Borrower to pay interest (“Default Interest”) on (x) the unpaid principal amount of the Loan owing to the Lender and (y) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder, in each case, that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal to the then applicable rate of interest plus 2.00%.

SECTION 2.06.                 Collateral Adjustments.

(a)           Margin Demands.

(i)        If the Actual Margin Ratio is at any time (whether or not it is a Business Day or within normal business hours) equal to or less than the Top Up Margin Ratio (a “Margin Call Event”), the Administrative Agent may, at any time following the Margin Call Event, deliver a Margin Funding Notice to the Borrower (which may be by e-mail), and the Borrower shall, by the Margin Funding Deadline (which shall be set forth in such Margin Funding Notice) (whether or not it is a Business Day or within normal business hours), satisfy such Margin Funding Notice by depositing additional Collateral (“Additional Collateral”) to the Collateral Account in the amount set forth in such Margin Funding Notice. The amount of Additional Collateral set forth in the Margin Funding Notice shall be determined by the Administrative Agent such that, after taking into account the required Additional Collateral, the Actual Margin Ratio as of the Margin Funding Notice is equal to the Initial Margin Ratio.

(ii)       No more than one Margin Funding Notice shall be permitted on any calendar day for which a margin demand may be made pursuant to Section 2.06(a)(i) above, provided that if a subsequent Margin Funding Notice is issued on a calendar day in respect of Section 2.06(a)(i) (a “Subsequent Margin Funding Notice”), such Subsequent Margin Funding Notice shall supersede the previous Margin Funding Notice and the Borrower shall accordingly satisfy the Subsequent Margin Funding Notice by the Margin Funding Deadline set forth in such Subsequent Margin Funding Notice.

(b)            Margin Release. If (A) at any time the Actual Margin Ratio is equal to or greater than the Release Margin Ratio for three (3) consecutive calendar days, and (B) so long as immediately before and after giving effect thereto no Blocking Event shall have occurred and then be continuing, the Borrower may, by written notice to Administrative Agent (with a copy to each other party hereto) (such notice, a “Release Request Notice”) (which notice shall be deemed to be a certification from the Borrower that the foregoing requirements are satisfied), request that the Administrative Agent direct the Custodian to release a portion of the Collateral. Upon receipt of any Release Request Notice, the Administrative Agent shall provide to the Custodian a real-time calculation of the Actual Margin Ratio, and

(i)        if the Actual Margin Ratio is no longer greater than or equal to the Release Margin Ratio, Administrative Agent shall notify the Borrower with a copy to each other party hereto, that the Release Request Notice is denied at such time; and

(ii)      if the Actual Margin Ratio is at such time equal to or greater than the Release Margin Ratio, the Administrative Agent shall instruct the Custodian to transfer Collateral from the Collateral Account as directed by the Borrower in an amount such that after giving effect to such requested release the Actual Margin Ratio as determined by such real-time calculation shall not be less than the Initial Margin Ratio, which transfer shall be initiated, in the case of a Release Request Notice delivered prior to 2 p.m. (New York City time), no later than 5 p.m. (New York City time) on the same day as such Release Request Notice is received and otherwise, on the next calendar day. No more than one Release Request Notice shall be permitted on any calendar day.

(c)           In connection with any release of Collateral pursuant to Section 2.06(b) hereof, following transfer of all such Collateral from the Collateral Account as directed by the Borrower, the Administrative Agent shall be deemed to release and transfer to the Borrower without recourse, representation or warranty all of the right, title and interest of the Administrative Agent for the benefit of the Secured Parties in, to and under such Collateral and such portion of Collateral so transferred shall be automatically released from all Liens granted to the Administrative Agent under the Pledge Agreement without further action by any Person.

SECTION 2.07.                Illegality. Notwithstanding any other provision of this Agreement, if the Lender determines that a Change in Law has made it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for the Lender or its Lending Office to perform its obligations hereunder to make the Loan or to fund or maintain the Loan to be made by it hereunder, or any Governmental Authority has imposed material restrictions or there exists any condition that has the effect of making it illegal, impossible or impracticable for, or has the effect of prohibiting, restricting or materially delaying the ability of, the Lender to purchase, hold, receive, sell, freely transfer or remain the owner of any Collateral or any amount received in respect thereof, the Lender shall forthwith give notice thereof to the Borrower, whereupon (a) until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lender to make the Loan shall be suspended and (b) if the Lender shall so request in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of the Loan, together with accrued interest thereon and all other amounts payable by the Borrower under this Agreement.

SECTION 2.08.                 Payments and Computations.

(a)           The Borrower shall make each payment hereunder in U.S. Dollars, irrespective of any right of counterclaim or set-off, not later than 4:00 p.m. (New York City time) on the day when due in freely transferable lawful money of the United States of America to the Lender to such account as the Lender shall from time to time hereafter specify by written notice to the Borrower at least five (5) Business Days prior to a payment date hereunder.

(b)           Whenever any payment hereunder shall be stated to be due on a day other than a Business Day (except where such payment is explicitly required to be made on any calendar day including non-Business Days), such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of the Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(c)           The Lender shall reimburse the Pledgor’s fees from the Custodian, which shall be netted with payments of interest, as invoiced by the Lender to the Borrower, on a one-month arrears and actual basis prorated for while the Loan is outstanding. Should any reimbursement under this Section 2.08(c) be payable when the Loan is not outstanding, the Lender shall reimburse the Pledgor promptly on demand.

SECTION 2.09.                 Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes (other than income taxes in the jurisdiction of Lender’s Lending Office). If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c)           Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount and basis of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)           Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.09, the Borrower shall deliver to the Lender, by email as provided in Section 8.02, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)           Status of Lender. If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall provide the Borrower and any other applicable withholding agent with a valid, complete IRS Form W-8BEN-E and any such other tax certifications or documentation reasonably requested by the Borrower or other applicable withholding agent (x) on or prior to the date this Agreement is entered into, (y) if any such forms, certifications or documentation previously provided by such Person becomes invalid or incorrect and (z) promptly upon request by the Borrower or other applicable withholding agent.

(f)            Survival. Each party’s obligations under this Section 2.09 shall survive any assignment of rights by, or the replacement of, a Lender or the Administrative Agent, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.10.                 Evidence of Debt.

(a)           The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Loan owing to the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder in respect of the Loan.

(b)           Entries made in good faith by the Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to the Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.                Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)           the Administrative Agent shall have received a copy of the Loan Documents, executed by the parties thereto;

(b)           the representations and warranties contained in Section 4.01 and in each other Loan Document are true and correct in all material respects on and as of the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representation and warranties shall have been true and correct in all material respects on such earlier date;

(c)           all documentation and other information required by the Lender under applicable “know your customer” and anti-money laundering rules, regulations and policies, requested (at least five (5) Business Days prior to the Effective Date) by the Lender shall have been received by the Lender; and

(d)           the Administrative Agent (for the benefit of the Secured Parties) shall have obtained a valid and perfected First Priority lien on and security interest in the Collateral, and the Borrower shall have executed or authorized the Administrative Agent to execute, as applicable, and delivered UCC financing statements, and any other financing statements or other registrations or filings under any personal property security legislation of any other jurisdiction as may be reasonably required by the Administrative Agent, to the Administrative Agent.

SECTION 3.02.                Conditions Precedent to each Borrowing. The obligation of the Lender to make the Loan on the occasion of a Borrowing after the Effective Date shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of the Borrowing:

(a)           The Borrower shall have delivered to the Lender a duly executed Notice of Borrowing.

(b)           the representations and warranties contained in Section 4.01 and in each other Loan Document are true and correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall have been true and correct in all material respects on each earlier date); and

(c)           no Blocking Event shall be continuing or would result from the proposed Loan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.               Representations and Warranties of the Borrower. In order to induce the Administrative Agent and the Lender to enter into this Agreement, each of the Borrower and the Pledgor represents and warrants, on the Effective Date and each other date provided under this Agreement or the other Loan Documents on which such representations and warranties are required to be (or deemed to be) made (unless such representation is only made as of a specific date set forth below), that:

(a)           Organization; Requisite Power and Authority; Qualification. It (i) is duly organized, validly existing and in good standing under the laws of the Relevant Jurisdiction, (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and (iii) is qualified to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except, in the case of paragraphs (ii) and (iii), where such failure would not reasonably be expected to result in a Material Adverse Effect.

(b)           Due Authorization. The execution, delivery and performance of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of the Borrower.

(c)           No Conflict. The execution, delivery and performance by it of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate (A) any provision of any law or any governmental rule or regulation applicable to it, (B) any of its Constituent Documents or (C) any order, judgment or decree of any court or other agency of government binding on it; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation; (iii) result in or require the creation or imposition of any Lien upon any portion of the Collateral (other than any Liens created under any of the Loan Documents in favor of Administrative Agent, for the benefit of the Secured Parties); or (iv) require any approval of its stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation, except for such approvals or consents which will be obtained on or before the Effective Date and except, in each case (other than paragraph (i)(B)), where such violation, conflict or other failure would not reasonably be expected to result in a Material Adverse Effect.

(d)           Governmental Consents. The execution, delivery and performance by it of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent for filing and/or recordation, as of the Effective Date or such filings and recordings the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect.

(e)           Binding Obligation. This Agreement has been, and the other Loan Documents to which it is a party have been duly executed and delivered by it. This Agreement and other Loan Documents are the legal, valid and binding obligation of it, enforceable against it in accordance with their respective terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, receivership or moratorium laws.

(f)            No Material Adverse Effect. Since March 30, 2025, no event, circumstance or change has occurred that has caused or evidences, or would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(g)           Adverse Proceedings, Etc. There are no Adverse Proceedings with respect to it, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. It (i) is not in violation of any Applicable Laws and (ii) is not subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, territorial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except, in each case, where such violation or default would not reasonably be expected to result in a Material Adverse Effect.

(h)           Payment of Taxes. All of its Tax returns and reports required to be filed by it have been timely filed, and all Taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon it and upon its properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except (i)  Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with Applicable Accounting Rules or (ii) to the extent that failure to file such returns or make payments would not reasonably be expected to have a Material Adverse Effect.

(i)            No Liens, Etc. The Collateral and each part thereof is owned by the Pledgor free and clear of any Lien or restrictions on transferability (other than Permitted Liens) and the Pledgor has the full right, power and lawful authority to pledge and grant a First Priority Lien in the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, and upon the execution and delivery of Collateral Documents on the Effective Date, Administrative Agent, for the benefit of the Secured Parties, will have acquired a perfected, First Priority Lien in such Collateral, free and clear of any Lien or restrictions on transferability. The Pledgor has not pledged, assigned, sold, granted a security interest (other than Permitted Liens) in or otherwise conveyed any of the Collateral and no effective financing statement or other instrument similar in effect naming or purportedly naming Pledgor or any of its Affiliates as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of Administrative Agent as “Secured Party” pursuant to the Pledge Agreement.

(j)             No Defaults. It is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, except where such default would not reasonably be expected to result in a Material Adverse Effect.

(k)            Investment Company Act. It is not required to register as an “investment company” as such term is defined in the Investment Company Act of 1940.

(l)             Solvency. As of any Drawdown Date, it is Solvent and it will not become insolvent after giving effect to the transactions contemplated by the Loan Documents.

(m)           Compliance with Statutes, Etc. It is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except where such non-compliance would not reasonably be expected to result in a Material Adverse Effect.

(n)            Anti-Corruption Laws and Anti-Money Laundering Laws.

(i)       The Borrower, the Pledgor, their Subsidiaries and their respective directors and officers, and, to the knowledge of the Borrower, the Pledgor, their employees, are, and at all times have been, in compliance in all material respects with Anti-Money Laundering Laws.

(ii)      The Borrower, the Pledgor, their Subsidiaries and their respective directors and officers, and, to the knowledge of the Borrower or the Pledgor, their employees, are, and have at all times been, in compliance in all material respects with Anti-Corruption Laws.

(iii)     Neither the Borrower, the Pledgor, any Subsidiary nor any of their respective directors and officers, or, to the knowledge of the Borrower or the Pledgor, their employees, have directly or indirectly: (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses relating to any political activity; or (ii) made, offered to make, promised to make or otherwise authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value to any officer, employee or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organization or to any other Person in order to obtain, retain or direct business or obtain any improper advantage ((i)-(ii), an “Improper Payment”).

(iv)     Neither the Borrower, the Pledgor, any Subsidiary or any of their respective directors and officers, and, to the knowledge of the Borrower or the Pledgor, employees is the subject of, or party to, any Adverse Proceeding relating to any Improper Payment or actual or alleged violation of Anti-Corruption Laws or Anti-Money Laundering Laws.

(o)           Sanctions.

(i)        Neither the Borrower, the Pledgor any Subsidiary or any of their respective directors and officers, and, to the knowledge of the Borrower or the Pledgor, their employees:

(A)      is a Restricted Party;

(B)      has violated or is in violation of any Sanctions, or has engaged or is engaging in any conduct which could result in any Person violating Sanctions or which could reasonably be expected to result in any Person becoming designated as a Restricted Party;

(C)      is the subject of, or party to, or received notice of or is otherwise aware of any Adverse Proceeding relating to any actual or alleged violations of Sanctions or conduct which could reasonably be expected to result in any Person becoming designated as a Restricted Party; or

(D)      is engaged or has been engaged in any transactions, dealings, or other activities, directly or indirectly, with, for, or on behalf of any Restricted Party.

(ii)      The Borrower, the Pledgor and their Subsidiaries shall at all times institute, maintain and comply in all material respects with internal procedures and controls reasonably designed to ensure compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions, and shall rely on such internal procedures and controls to prevent the proceeds of the Loans from being used in any way that would cause Borrower, the Pledgor or the Lender to violate Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions.

(p)          Disclosure. No written factual information (other than any projections, other forward-looking or projected information, or pro forma information) in any documents, certificates or written statements furnished to any Agent or Lender by it for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to it, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein, taken as a whole, not materially misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by it to be reasonable at the time made.

(q)           ERISA Matters. No ERISA Event has occurred on or prior to the date that this representation is made or deemed made that, whether alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01.                 Affirmative Covenants. Each of the Borrower or the Pledgor, as applicable, covenants and agrees that, so long as any Commitment is in effect and until payment in full of all outstanding and unpaid principal amounts of the Loan, it shall perform all covenants in this Article V.

(a)          Notices and Other Reports. The Borrower will deliver to the Administrative Agent and the Lender:

(i)         Notice of Default. Promptly (and in any event within two (2) Business Days) upon any officer obtaining knowledge of any condition or event that constitutes a Default or an Event of Default;

(ii)       Notice of Litigation. Promptly upon any officer obtaining knowledge of (A)  any Adverse Proceeding with respect to the Borrower or any of their Affiliates not previously disclosed in writing by it to the Lender and the Administrative Agent or (B) any development in any Adverse Proceeding with respect to the Borrower that, in the case of either paragraph (A) or (B), if adversely determined would be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof and, following the reasonable request therefor by the Administrative Agent with such other information as may be reasonably available to it to enable the Lender and their counsel to evaluate such matters;

(iii)      Know Your Customer Information. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or the Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules, regulations and policies;

(iv)      Judgments. Promptly (and in any event within two (2) Business Days) upon any officer obtaining knowledge thereof, the rendering of any judgments or orders for the payment of money in excess of $50,000,000 (or its equivalent in other currencies) in the aggregate against the Borrower if (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(v)       Information Regarding Collateral. At least five (5) Business Days prior to the effective date thereof, the Borrower will furnish to the Administrative Agent written notice of any change in (A) the Pledgor’s corporate name, (B) the Pledgor’s identity or corporate structure, (C) the Pledgor’s jurisdiction of organization, (D) the Pledgor’s Federal Taxpayer Identification Number or state organizational identification number or (E) the location of the Pledgor’s chief executive office. The Pledgor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents; and

(vi)      Additional Information. Promptly, such additional information regarding the business, financial or corporate affairs of the Borrower, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Lender may from time-to-time reasonably request, so long as such information is within the possession of Borrower or may be obtained with neither undue burden nor expense.

(b)         Existence. Except as otherwise permitted under Section 5.02(d), each of the Borrower and the Pledgor will at all times preserve and keep in full force and effect (i) its existence and (ii) all rights and franchises, licenses and permits material to its business, except, in the case of this clause (ii) where such failure would not reasonably be expected to result in a Material Adverse Effect.

(c)         Payment of Taxes and Claims. The Borrower will pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if (x) the failure to pay such Tax or claim would not reasonably be expected to have a Material Adverse Effect or (y) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with Applicable Accounting Rules, shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

(d)         Maintenance of Properties. The Borrower will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in its business and in each of its Affiliates businesses and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except where such non-compliance would not reasonably be expected to result in a Material Adverse Effect.

(e)         Security Interest. The Pledgor will maintain a First Priority Lien in the Collateral for the benefit of the Secured Parties, their successors, transferees and assigns.

(f)          Books and Records; Inspections. The Borrower will keep proper books of record and accounts in conformity in all material respects with Applicable Accounting Rules. The Pledgor will permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of it at which the principal financial records regarding the Collateral of it are located, to inspect, copy and take extracts from its financial and accounting records of the Collateral, and to discuss its affairs, finances and accounts as it relates to the Collateral with its officers (provided that the Pledgor may, if it so chooses, have one or more employees or representatives be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours; provided that (x) only the Administrative Agent on behalf of the Lender may exercise the rights of the Administrative Agent and the Lender under this Section 5.01(f), (y) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (z) only one such visit per calendar year shall be at the expense of the Borrower; provided, further that notwithstanding anything to the contrary herein, the Borrower shall not be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or the Lender (or any of their respective representatives or contractors) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.01(f)).

(g)         Compliance with Laws. The Borrower, the Pledgor and their respective Subsidiaries will comply with the requirements of all Applicable Laws, rules, regulations and orders of any Governmental Authority, except where such failure would not reasonably be expected to result in a Material Adverse Effect.

(h)         Further Assurances. At any time or from time to time upon the request of the Administrative Agent, the Borrower and the Pledgor will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to ensure the perfection and priority of the Liens created or intended to be created under the Loan Documents.

SECTION 5.02.                 Negative Covenants.

(a)           Liens. The Pledgor shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to the Collateral, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to the Collateral under the UCC of any State or under any similar recording or notice statute, except:

(i)        Liens in favor of the Administrative Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(ii)      Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with Applicable Accounting Rules;

(iii)      Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by Applicable Accounting Rules shall have been made for any such contested amounts;

(iv)     Liens (whether contractual or arising as a matter of Law, including rights of set-off or netting) in favor of the Custodian in connection with the Collateral Account; and

(v)      Liens subordinated to the Liens granted pursuant to the Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent.

(b)           No Further Negative Pledges. The Pledgor shall not enter into any agreement prohibiting the creation or assumption of any Lien upon any of the Collateral, whether now owned or hereafter acquired, to secure the obligations under any Loan Document.

(c)           Sale of Collateral. Except as otherwise provided herein, the Pledgor shall not sell, assign, transfer, convey or otherwise dispose (including without limitation, any effective transfer or other disposition as a result of a division) of any Collateral.

(d)          Mergers and Consolidations; Disposition of Assets. The Borrower shall not enter into any transaction of merger, amalgamation or consolidation unless the Borrower shall be the surviving person of such transaction, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), enter into any division or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets (whether now owned or hereafter acquired).

(e)          Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions. Neither the Borrower, the Pledgor nor any of their Subsidiaries, nor any of their respective directors, officers or employees shall:

(i)             directly or indirectly, deal in, or otherwise engage in any activity, transaction, or conduct with, relating to, for, or on behalf of, any Restricted Party;

(ii)            contribute or otherwise make available all or any part of the Loan to, or for the benefit of, any person, individual or entity, director, officer, employee, representative, or agent, or any Person acting on behalf of the foregoing, for the purpose of financing the activities or business of, other transactions with, or investments in, any Restricted Party;

(iii)           otherwise engage, or conspire to engage in any transaction that violates, attempts to violate or evade, or would cause any party to this Agreement to be in violation of, any Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions, or that could reasonably be expected to result in any party to this Agreement becoming a Restricted Party;

(iv)           repay any portion of the Loan, or make any other payment to Lender or any other Person, using funds or property derived from any direct or indirect conduct, activity, or transactions with any Restricted Party or otherwise derived, directly or indirectly, from any violation of Sanctions, or permit any Restricted Party to have any direct or indirect interest in Borrower; or

(v)            use any part of the proceeds of any Loan, directly or indirectly, in connection with any Improper Payment.

The Borrower, the Pledgor and their Subsidiaries shall at all times institute, maintain and comply with internal procedures and controls reasonably designed to ensure compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.

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ARTICLE VI

COVENANTS OF THE ADMINISTRATIVE AGENT

SECTION 6.01.             Covenants of the Administrative Agent. The Administrative Agent covenants and agrees that, so long as any Commitment is in effect and until payment in full of all outstanding and unpaid principal amounts of the Loan, the Administrative Agent shall perform all covenants in this Article VI.

(a)           Upon the Borrower’s request, the Administrative Agent shall provide, if applicable and available, a copy of its most recent Services Organization Controls (“SOC”) reports and a representation letter (otherwise referred to as a “bridge letter”) attesting there have been no material changes in the control environment for the period during the applicable calendar year not covered by such reports.

(b)           The Administrative Agent shall operate any complimentary user entity controls of the Custodian effectively at all times and, at the expense of the Administrative Agent, assist the Borrower with any of its SOX audit procedures to verify the Administrative Agent’s effective operation of such complimentary user entity controls.

(c)           The Administrative Agent shall complete SOC report exception analysis and assessment of subservice providers in respect of the Custodian and address any deficiencies, if applicable, as appropriate.

(d)           The Administrative Agent shall promptly respond to any auditor confirmation requests from the Borrower in respect of the Loan and the Collateral.

(e)           The Administrative Agent shall at all times record the Collateral on its books and records as the property of the Borrower and segregate the Collateral from the property of the Administrative Agent.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.             Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)            The Borrower shall fail to pay any principal of any Loan on the Business Day when the same becomes due and payable;

(b)            The Borrower shall fail to pay any interest on the Loan, or make any other payment of fees or other amounts under this Agreement or any other Loan Document within three (3) Business Days after such payment is due;

(c)            Any representation or warranty made by the Borrower or the Pledgor in any Loan Document shall prove to have been incorrect in any material respect when made;

(d)           The Borrower or the Pledgor shall fail to perform or observe any term, covenant or agreement contained in Section 2.06, Section 5.01(b) (with respect to its legal existence of the Borrower), or Section 5.02, or in any Collateral Document;

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(e)            the Borrower or the Pledgor shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed (other than the failure to satisfy any covenant or agreement specified in clause (c) above or a default specified in paragraph (a) or (b) above) if such failure shall remain unremedied for twenty (20) or more days after the earlier of the date on which (A) any officer of the Borrower becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Lender. The Borrower or the Pledgor shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of the lower of (x) $15,000,000 and (y) an amount equal to 3% of the value of shareholders’ equity, as determined by the Administrative Agent (or its equivalent in other currencies) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause such Debt to mature; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof;

(f)            An Insolvency Event occurs with respect to the Borrower or the Pledgor;

(g)           Any (i) monetary judgments or order for the payment of money in excess of $50,000,000 (or its equivalent in other currencies) in the aggregate shall be rendered against either of the Borrower or the Pledgor, or (ii) non-monetary judgment or order shall be rendered against the Borrower or the Pledgor that would reasonably be expected to have a Material Adverse Effect, and, in any case, either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (y) there shall be any period of thirty (30) or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(h)           Any Collateral Document ceases for any reason to provide the Liens, rights, titles, interests, remedies, powers or privileges created thereby or any Lien once created in any portion of the Collateral shall cease to be effective or fail to have the First Priority originally created under the Collateral Documents (except to the extent expressly permitted thereunder); or there occurs, in the judgment of the Lender, any adverse change in the Laws of the Relevant Jurisdiction relating to respecting security arrangements governed by foreign Laws with respect to the Collateral; or

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(i)             Subject to the Loan Documents and any disposal permitted by the terms of this Agreement, the Pledgor ceases to be the sole and absolute legal and beneficial owner of the Collateral Account or the Pledgor ceases to have good and marketable title (as sole and absolute beneficial owner) to any of the Collateral, then, and in any such event, subject to Section 8.13, the Administrative Agent (i) may declare the obligation of each Lender to make the Loan to be terminated, whereupon the same shall forthwith terminate, (ii) may, by notice to the Borrower (a “Default Notice”), declare the outstanding principal amount of the Loan, all accrued and unpaid interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the outstanding principal amount of the Loan, all such accrued and unpaid interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (iii) may foreclose upon the Collateral or exercise remedies in respect of the Collateral, and may, or may direct the Custodian to, take such actions as provided for under the Collateral Documents; provided, however, that in the case of an event described under paragraph (ii) of the definition of “Insolvency Event”, (A) the obligation of the Lender to make the Loan shall automatically be terminated and (B) the outstanding principal amount of the Loan, all such accrued and unpaid interest and all such other amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind (including, without limitation, a Default Notice), all of which are hereby expressly waived by the Borrower.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.            Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Documents, nor consent to any departure by the Borrower or the Pledgor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, the Borrower and the Pledgor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8.02.             Notices, Etc.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for hereunder shall be delivered by hand or overnight courier service (including international courier), mailed by certified or registered mail or sent by facsimile or electronic communications (such as e-mail):

(i)             if to the Borrower or the Pledgor: 1101 Brickell Avenue, Suite 1500 Miami, Florida 33131, attention: Legal Department and Sean Glennan or to email address: [•], and [•] or any of the other contacts listed in Schedule 1 hereto (which Schedule 1 may be amended from time to time by the Borrower and the Lender); or

(ii)            if to Two Prime, in its capacity as the Lender or the Administrative Agent, by e-mail to e-mail: [•] and a copy to [•]; if to any other Lender, at its Lending Office.

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(b)           Delivery by facsimile or other electronic communication of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c).

(c)            Notices and other communications to Two Prime hereunder shall be delivered by e-mail pursuant to clause (a)(ii) above. Notices and other communications to any other Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by such other Lender; provided that approval of such procedures may be limited to particular notices or communications. Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(d)           Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 8.03.            No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04.             Indemnification.

(a)            The Borrower agrees to indemnify and hold harmless the Lender and each of its Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel (including attorneys who may be employees of the Lender) and settlement costs) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement, any of the other Loan Documents or any of the transactions contemplated herein or therein, the actual or proposed use of the proceeds of the Loan, except to the extent such claim, damage, loss, liability or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, fraud or willful misconduct, (ii) results from a claim brought by the Borrower against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final non-appealable judgment by a court of competent jurisdiction that such Indemnified Party has breached in bad faith such obligations or (iii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnified Party against another Indemnified Party that does not involve any act or omission of the Borrower. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(a) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equity holders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Lender, any of its Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability arising out of or otherwise relating to this Agreement, any other Loan Document or any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Loan.

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(b)          Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Error! Reference source not found., Section 2.09 and Section 8.08 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

SECTION 8.05.             Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

SECTION 8.06.              Governing Law. This Agreement and other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York, USA.

SECTION 8.07.             Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic communication (i.e., “.pdf” or “.tif” formats) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.08.              Jurisdiction.

(a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(b)            Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Nothing in this Section 8.08 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions, including, without limitation, the courts sitting in the Relevant Jurisdiction.

SECTION 8.09.            Confidentiality. The Lender agrees to hold all Confidential Information obtained pursuant to the provisions of this Agreement in accordance with its customary procedure for handling such information of this nature; provided that nothing herein shall prevent the Lender from disclosing and/or transferring such Confidential Information (i) upon the order of any court or administrative agency or otherwise to the extent required by statute, rule, regulation, judicial process, subpoena or similar process of other Applicable Laws, (ii) upon the request or demand of any regulatory or self-regulatory agency or authority, (iii) which had been publicly disclosed other than as a result of a disclosure by the Lender prohibited by this Agreement, (iv) in connection with any litigation to which the Lender is a party, or in connection with the exercise of any remedy hereunder or under any other Loan Document, (v) to the Lender’s legal counsel and independent auditors and accountants, (vi) to the Lender’s branches, subsidiaries, representative offices, affiliates, agents and third parties selected by any of the foregoing entities, wherever situated, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes), (vii) subject to provisions substantially similar to those contained in this Section 8.09, to any actual or prospective participant or assignee that agree to confidentiality on the same basis as the Lender, derivatives counterparties, or party to a Risk Transfer. The Borrower agrees to treat as confidential all information supplied by the Lender concerning the documentation and methods developed by the Lender to structure and arrange the transaction contemplated herein.

SECTION 8.10.             Regulatory Notice. The Borrower hereby acknowledges that pursuant to applicable regulatory requirements, the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower. The Borrower shall, and shall cause each of its Affiliates to, provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with such applicable requirements.

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SECTION 8.11.              Waiver of Jury Trial.

EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROMISSORY NOTE OR ANY OTHER LOAN DOCUMENT OR THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. EACH OF THE BORROWER, ADMINISTRATIVE AGENT AND LENDER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.12.             Severability. If any provision of this Agreement is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law, each of the parties hereto agrees that such invalidity or unenforceability will not impair the validity or enforceability of any other provision hereof.

SECTION 8.13.             LIMITED RECOURSE. In the event of an Event of Default, the sole recourse of Administrative Agent and Lender for any such Event of Default and all Obligations owing by the Borrower to Lender pursuant to any Loan Document and any claims relating thereto shall be to the Collateral and subject to the Pledge Agreement and Account Control Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HUT 8 MB ONE LLC

By	/s/ Asher Genoot
Name: Asher Genoot
Title: Chief Executive Officer

[Signature page to Credit Agreement]

HUT 8 MINING HOLDING CORP.

By	/s/ Asher Genoot
Name: Asher Genoot
Title: Chief Executive Officer

[Signature page to Credit Agreement]

Lending Office	TWO PRIME LENDING LIMITED, as Lender and as Administrative Agent

Two Prime Lending Limited	By	/s/ Alexander Blume
Craigmuir Chambers, Road Town	Title: Authorized Signatory
Tortola, VG 1110
British Virgin Islands

Attn: Alexander Blume
e-mail: [•];
[•]

[Signature page to Credit Agreement]

EXHIBIT A - FORM OF
NOTICE OF BORROWING
Two Prime Lending Limited
as Lender under
the Credit Agreement
referred to below
[●]	[ ], 2025

Attention: [●]

Ladies and Gentlemen:

The undersigned, Hut 8 MB One LLC, refers to the Credit Agreement dated as of August 25, 2025 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), between the undersigned, the Lender and the Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to the Borrowing (the “Proposed Borrowing”):

(A)	The Business Day of the Proposed Borrowing is [●].

(B)	The aggregate amount of the Proposed Borrowing is [●].

(C)	Wiring instructions: (to include Bank Name, ABA [●], Acct # XXXX, Swift: XXXX)

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)          the representations and warranties contained in Section 4.01 of the Credit Agreement and in each other Loan Document are true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall have been true and correct in all material respects on each earlier date);

(B)          there shall exist no Adverse Proceeding that could be reasonably likely to have a Material Adverse Effect; and

(C)          no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

HUT 8 MB ONE LLC

By
Name:
Title:

EXHIBIT B - FORM OF

PLEDGE AGREEMENT

[Separately attached]

PLEDGE AGREEMENT

This PLEDGE AGREEMENT, dated as of August 25, 2025 (this “Agreement”), is entered into by and among HUT 8 MINING HOLDING CORP., a corporation formed and existing under the laws of the Province of British Columbia (the “Pledgor”), and TWO PRIME LENDING LIMITED, a limited company formed under the laws of the British Virgin Islands, as administrative agent for the Secured Parties that are party to the Credit Agreement described below (in that capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), by and among Hut 8 MB One LLC, as borrower, Pledgor and Two Prime Lending Limited, as administrative agent and lender;

WHEREAS, the Pledgor is an Affiliate of the Borrower and will derive substantial direct or indirect benefits from the advance of funds by the Lender to the Borrower under the Credit Agreement; and

WHEREAS, it is a condition precedent to the Credit Agreement that the Administrative Agent on behalf of the other Secured Parties be granted a first-priority security interest in the Collateral Account held by the Custodian and all Collateral Account Property to secure the obligations of the Borrower under the Credit Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION.

1.1          Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Uniform Commercial Code as in effect in the State of New York (the “UCC”), and if defined in more than one article of the UCC shall have the meanings set forth in Articles 8 and 9 thereof. Capitalized terms used herein and not otherwise defined in this Agreement or the UCC have the meanings given to them in the Credit Agreement. The provisions of Sections 1.02 and 1.03 of the Credit Agreement are incorporated herein, mutatis mutandis. The following terms used herein shall have the following meanings:

“Account Control Agreement” means the Account Control Agreement, dated as of the date hereof, among the Pledgor, the Custodian and the Administrative Agent, as amended, restated, supplemented or modified from time to time.

“Airdrop” means a distribution of any digital assets including digital assets resulting from the ownership of an existing digital asset.

“Collateral” means the Collateral Account, the Collateral Account Property held in or credited to the Collateral Account, and all distributions, interest, gain, profits, income and proceeds thereof.

“Collateral Account” means the digital assets account established under Section 2.1.

“Collateral Account Property” means:

(a)            all security entitlements with respect to financial assets (including but not limited to Bitcoin (BTC)) on deposit in or credited to the Collateral Account from time to time;

(b)           all financial assets (including but not limited to Bitcoin (BTC)), instruments, funds, credit balances, and other property held in or credited to the Collateral Account from time to time;

(c)            all property of any kind delivered to the Custodian to be held in or credited to the Collateral Account from time to time, and all rights of the Pledgor under the Custody Agreement in respect of the Collateral Account; and

(d)           all distributions (including, for the avoidance of doubt, any digital assets distributed in an Airdrop or resulting from a Hard Fork), interest, gain, profits, income and proceeds received from time to time in respect of any of the foregoing.

“Control” means “control” within the meaning of § 8-106 and 9-106 of the UCC.

“Custodian” means BitGo Trust Company, Inc., a South Dakota trust company duly organized and chartered under § 51A-6A-1(12A) of the South Dakota Banking Law.

“Hard Fork” means a software update implemented to a blockchain protocol that is incompatible with the existing blockchain protocol, causing a permanent split into two separate blockchain protocols that run in parallel.

“Secured Obligations” means the Obligations as defined in the Credit Agreement.

“Secured Parties” means, collectively, the Administrative Agent and the Lender.

1.2          Interpretation, Etc. In this Agreement, the rules of interpretation contained in Section 1.04 of the Credit Agreement shall apply to the construction of this Agreement, or in any notice given under or in connection with this Agreement.

SECTION 2. COLLATERAL ACCOUNT; SECURITY INTEREST

2.1          Collateral Account

The Pledgor maintains an account with Custodian for the purposes of holding Cash, Bitcoin (BTC) and certain other property titled “CM - Two Prime Lending Limited - Hut 8 Mining Holding Corp.” (the “Collateral Account”).

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2.2           Grant of Security; Perfection

As security for the prompt and complete payment and performance of the Secured Obligations when due (whether due because of demand, mandatory prepayment, or otherwise) and to induce the Lender to make the Loan, the Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a continuing First Priority security interest in and lien on all of Pledgor’s right, title and interest in, to and under the Collateral. The Administrative Agent shall all times maintain Control in the Collateral Account pursuant to the terms of the Account Control Agreement.

2.3          Continuing security interest

(a)            This Agreement creates a continuing security interest in the Collateral and will remain in full force and effect until the irrevocable and indefeasible payment in full of the Secured Obligations, regardless of any intermediate payment or partial discharge.

(b)            If, at any time for any reason (including the bankruptcy, insolvency, receivership, reorganization, dissolution or liquidation of the Pledgor or the appointment of any receiver, intervenor or conservator of, or agent or similar official for, the Pledgor or any of its properties), any payment received by the Administrative Agent or any other Secured Party in respect of the Secured Obligations is rescinded or avoided or must otherwise be restored or returned by the Administrative Agent or that other Secured Party, that payment shall not be considered to have been made for purposes of this Agreement, and this Agreement will continue to be effective or will be reinstated, if necessary, as if that payment had not been made.

2.4          Certain rights and remedies

Without limiting the rights granted to the Administrative Agent under this Agreement and the other Loan Documents, the parties agree that the Administrative Agent will have all the rights and remedies available to a purchaser and a secured party under articles 8 and 9, respectively, of the UCC in respect of the Collateral Account and the Collateral Account Property.

2.5           Filing of Financing Statements

(a)            The Pledgor authorizes the Administrative Agent to prepare and file, at the Pledgor’s expense:

(i)	financing statements describing the Collateral;

(ii)	continuation statements; and

(iii)	any amendment in respect of those statements.

(b)           Without limiting Section 2.5(a), the Pledgor shall, at the expense of the Pledgor and in such manner and form as the Administrative Agent may require, execute, deliver, provider, file and record any financing statement, registration, notice, instrument or document that may in the Administrative Agent’s determination be necessary or desirable in order to create, preserve, perfect or validate the lien and security interest granted hereunder, to provide control with respect to any Collateral or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such security interests.

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2.6           Remedies

(a)            If an Event of Default under the Credit Agreement has occurred and is continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise all of the rights, powers and remedies in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) or other applicable law, and may also pursue any of the following (or any combination of the following) separately, successively or simultaneously:

(i)              exercise its rights under the Account Control Agreement and apply any and all cash amounts standing to the credit of the Collateral Account or otherwise constituting Collateral to pay the Secured Obligations;

(ii)             without notice to the Pledgor, to transfer all or any portion of the Collateral to its name or account or the name or account of its nominee or agent; and

(iii)             without prior notice (except as specified herein or otherwise in accordance with the requirements of the UCC), sell, assign or otherwise dispose of the Collateral or any part thereof in one or more transactions or lots at public or private sale, at any of the Administrative Agent's offices or elsewhere, for money, on credit or for future delivery, at such time or times and at such prices and upon such other terms as the Administrative Agent may deem commercially reasonable. Upon consummation of any such sale, the Administrative Agent will have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold, and each such purchaser will acquire the property sold absolutely, free from any claim or right on the part of the Pledgor.

(b)            The Administrative Agent may be the purchaser of any or all of the Collateral at any public or private sale thereof, subject to the requirements of the UCC. The Pledgor hereby waives any notice of the time and place of any public sale or the time at which any private sale or other disposition of any of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made will be deemed reasonable if sent to the Pledgor, addressed as set forth in the notice provisions of this Agreement, at least ten days prior to the date of any such public sale or the time after which any such private sale or other disposition may be made. The Pledgor acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a private sale and notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Pledgor acknowledges that the Collateral is of a type customarily sold on a recognized market and is subject to widely distributed price quotations and may threaten to decline speedily in value within the meaning of the UCC.

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(c)            The Administrative Agent shall apply the proceeds of any such sales, assignments or dispositions of Collateral, or other proceeds of the Collateral, after deduction of any costs and expenses of the Administrative Agent in connection with such sales, assignments or dispositions, to the payment of the Secured Obligations to the Secured Parties. If the proceeds of any sale, assignment or other disposition of the Collateral are insufficient to satisfy the entire amount of the Secured Obligations, the Pledgor shall have no liability for the deficiency. If the proceeds of any sale, assignment or other disposition of the Collateral are more than sufficient to pay the entire amount of the Secured Obligations, the Administrative Agent shall transfer the surplus amount as directed by the Pledgor.

SECTION 3. REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1          Representations, Warranties and Covenants of Pledgor

(a)           The Pledgor represents and warrants to, and covenants with, the Administrative Agent as follows:

(i)              it (i) is the sole entitlement holder (within the meaning of Section 8-102(a)(7) of the UCC) of the Collateral Account and the Collateral Account Property from time to time credited to the Collateral Account and (ii) has not consented to, and is not otherwise aware of, any person (other than the Secured Parties) having Control over, or any other interest in, the Collateral Account Property credited to the Collateral Account except as permitted under the Credit Agreement;

(ii)             it has not granted and will not grant, or permit to exist, any security or other interest in or any right or claim (including any adverse claim) to the Collateral except those contemplated by the Credit Agreement and the Account Control Agreement;

(iii)            no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body in the United States is required for either (a) the grant by the Pledgor of the security interest in the Collateral purported to be created in favor of the Administrative Agent hereunder or (b) the exercise by the Administrative Agent or the Administrative Agent of any rights or remedies in respect of the Collateral, except for (i) filings and other actions necessary to perfect the security interest on the Collateral granted by the Pledgor in favor of the Administrative Agent as may be required under Section 2.5 above, and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect;

(iv)           other than this Agreement, the Control Account Agreement and any customary funds transfer, account or other customer agreement with the Custodian not inconsistent with this Agreement and as otherwise permitted under the Credit Agreement, the Pledgor has not entered into and will not enter into any agreement with any person relating to the Collateral Account or any Collateral Account Property;

(v)             the Pledgor will take any and all actions necessary or desirable to defend (i) title to the Collateral and (ii) the security interest of the Administrative Agent in the Collateral and the First Priority thereof against any Lien, in each case against all claims and demands of all persons at any time; and

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(vi)            the Pledgor will not enter into any agreement or take or cause to be taken any action that could impair the Administrative Agent’s First Priority rights in the Collateral or the security interests created hereunder.

SECTION 4. GENERAL PROVISIONS

4.1           Amendments and Waivers.

(a)           This Agreement may be amended or modified only in writing signed by the Pledgor and the Administrative Agent, and no waiver of any right under this Agreement will be binding unless it is in writing and signed by the party to be charged.

(b)           A waiver will be effective only in the specific instance and for the specific purpose for which it is given.

4.2           Waivers and Remedies Cumulative

(a)           The rights of the Administrative Agent and the other Secured Parties under this Agreement:

(i)              may be exercised as often as necessary;

(ii)             are cumulative and not exclusive of their rights under other agreements or law; and

(iii)            may be waived only in writing and specifically.

(b)           Delay in the exercise or the non-exercise of any right is not a waiver of that right.

(c)            No notice to or demand upon the Pledgor will entitle the Pledgor to any further, subsequent or other notice or demand in similar or any other circumstances.

4.3          Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, except that the Pledgor may not assign its obligations under this Agreement. Any purported assignment by the Pledgor in violation of this provision shall be void and of no effect. If any Secured Party assigns its interests to a third party, such Secured Party must give the Pledgor and the Custodian ten (10) Business Days’ advance notice in writing.

4.4           Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Notices; Jurisdiction; Waiver of Jury Trial; Limited Recourse. Sections 8.02, 8.08, 8.11 and 8.13 of the Credit Agreement are hereby incorporated by reference.

4.6          Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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4.7          Electronic Execution. The words “signed, “writing,” execution,” “execute”, “signature,” and words of like imported in this Agreement are deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any similar state laws.Complete Agreement. This Agreement is the entire agreement between the Administrative Agent and the other Secured Parties and the Pledgor with respect to the matters to which it relates and supersedes any prior agreements and contemporaneous oral agreement of the parties concerning its subject matter.Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HUT 8 MINING HOLDING CORP.,
as Pledgor

By:	/s/ Asher Genoot
Name: Asher Genoot
Title: Chief Executive Officer

[Signature Page to Pledge Agreement]

TWO PRIME LENDING LIMITED
as Administrative Agent

By:	/s/ Alexander Blume
Name: Alexander Blume
Title: Authorized Signatory

[Signature Page to Pledge Agreement]

SCHEDULE 1

AUTHORIZED BORROWER CONTACTS FOR NOTICES

For all notices:

1101 Brickell Avenue, Suite 1500

Miami, Florida 33131

Attn: Legal Department

Email: [•]

For margin call notices:

1101 Brickell Avenue, Suite 1500

Miami, Florida 33131

Attn: Sean Glennan

Email: [·] and a copy to [•]

EXHIBIT C

FORM OF MARGIN RATIO BREACH NOTICE

Ladies and Gentlemen:

We hereby refer to the Credit Agreement dated as of August 25, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; all terms defined therein shall have the same meaning in this notice unless otherwise defined herein), by and among Hut 8 MB One LLC, a Delaware limited liability company (the “Borrower”), Hut 8 Mining Holding Corp., a corporation existing under the laws of the Province of British Columbia, Canada, and Two Prime Lending Limited, as lender and administrative agent.

We hereby inform you that the Actual Margin Ratio (as defined in the Credit Agreement) is equal to or less than the Liquidation Margin Ratio (as defined in the Credit Agreement) as of the date indicated on Schedule 1 hereto. We hereby further inform you that pursuant to Section 2.03(e) of the Credit Agreement, the Borrower is required to prepay the Loans in accordance with the terms set forth therein.

This Margin Ratio Breach Notice and any non-contractual obligations arising out of or in connection with it are governed by New York law.

Very truly yours,

TWO PRIME LENDING LIMITED
as Administrative Agent

By:
Name:
Title:

Schedule 1 to Margin Ratio Breach Notice

Margin Ratio Breach Notice Time: [date][time]

Loan Amount: $[●]

Current Collateral (BTC): [●]

BTC Price: [●]

Amount required to pay all outstanding and unpaid principal amount of the Loan plus the then accrued and unpaid interest thereon under the Credit Agreement: $[●]

Actual Margin Ratio: [●]

Please reach out to your client service representative for further information.

EXHIBIT D – FORM OF MARGIN

FUNDING NOTICE

Ladies & Gentlemen:

We hereby refer to the Credit Agreement dated as of June [■], 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; all terms defined therein shall have the same meaning in this notice unless otherwise defined herein), by and among Hut 8 MB One LLC, a Delaware limited liability company (the “Borrower”), Hut 8 Mining Holding Corp., an corporation existing under the laws of the Province of British Columbia, Canada, and Two Prime Lending Limited as lender and administrative agent.

We hereby inform you that a Margin Call Event (as defined in the Credit Agreement) has occurred as of the date indicated on Schedule 1 hereto and set forth on Schedule 1 hereto are the Actual Margin Ratio calculations referring to such Margin Call Event. We hereby further inform you that pursuant to Section 2.06(a)(i) of the Credit Agreement, the Borrower is required to deposit Additional Collateral to the Collateral Account in the amount and within the Margin Funding Deadline set forth on Schedule 1 hereto.

This Margin Funding Notice and any non-contractual obligations arising out of or in connection with it are governed by New York law.

Very truly yours,

TWO PRIME LENDING LIMITED
as Administrative Agent

By:
Name:
Title:

Schedule 1 to Margin Funding Notice

Margin Call Issue Time: [date][time]

Loan Amount: $[●]

Current Collateral (BTC): [●]

BTC Price: [●]

Actual Margin Ratio: [●]

Cure Amount (BTC): [●]

Margin Funding Deadline: [●]

Margin Call Reference: [●]

Please reach out to your client service representative for further information.